Exhibit 99.1

Dataram Contact:

Jeffrey Goldenbaum

Director, Marketing

609.799.0071

info@dataram.com

Dataram Completes Sale of Qualified NOLs (Net Operating Losses)

Receives Approximately $190,000 In Non-Dilutive Funding

Princeton, NJ, December 10, 2015 — Dataram Corporation [NASDAQ: DRAM], a leading independent manufacturer of memory products and provider of performance solutions, today announced it has completed the sale of its New Jersey state NOLs (net operating losses) for approximately $190,000.

Between 2008 and 2013, Dataram accumulated more than $25M in net operating losses. The Company received approval earlier this year to sell qualified NOL’s through New Jersey’s State’s Technology Business Tax Certificate Transfer Program.

Administered by the New Jersey Economic Development Authority (EDA) and New Jersey Department of Treasury’s Division of Taxation, the program enables qualified technology and biotechnology companies with fewer than 225 US employees (including parent company and all subsidiaries) to sell to sell a percentage of net operating losses (NOL) and research and development (R&D) tax credits to unrelated profitable corporations to raise cash to finance their growth and operations. This year, 41 companies were approved to share a total of $47.4 million through the state's NOL program. Source Capital Group, Inc. assisted with the sale.

“As we enter the next stage of our transformation, cash generated from the sale of the NOLs will be used to reduce our debt obligations, increase working capital, and invest in capital equipment and growth. These actions will enable us to improve our financial position while enabling growth and helping us further differentiate ourselves in the market.” said Dave Moylan, Dataram’s Chairman and Chief Executive Officer (CEO).

About Dataram Corporation

Dataram is a leading independent manufacturer of memory products and provider of performance solutions that increase the performance and extend the useful life of servers, workstation, desktops and laptops sold by leading manufacturers such as Dell, Cisco, Fujitsu, HP, IBM, Lenovo and Oracle. Dataram's memory products and solutions are sold worldwide to OEMs, distributors, value-added resellers and end users. Additionally, Dataram manufactures and markets a line of Intel Approved memory products for sale to manufacturers and assemblers of embedded and original equipment. 70 Fortune 100 companies are powered by Dataram. Founded in 1967, the Company is a US based manufacturer, with presence in North America, Europe and Asia. For more information about Dataram, visit www.dataram.com.

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All names are trademarks or registered trademarks of their respective owners.

The information provided in this press release may include forward-looking statements relating to future events, such as the development of new products, pricing and availability of raw materials or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the price of memory chips, changes in the demand for memory systems, increased competition in the memory systems industry, order cancellations, delays in developing and commercializing new products and other factors described in the Company's most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, filed with the Securities and Exchange Commission, which can be reviewed at www.sec.gov. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks, contingencies, and uncertainties, most of which are difficult to predict and many of which are beyond the Company's control. The Company does not assume any obligations to update any of these forward-looking statements.

Source: Dataram Corporation